                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  APPLIX, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                             ON FRIDAY, MAY 7, 1999

     The Annual Meeting of Stockholders of Applix, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Friday, May 7, 1999 at 10:00 a.m., local time, to consider and act upon the following matters:

          1.  To elect one Class II Director for a term of three years.

          2. To approve an amendment to the Company's 1994 Equity Incentive Plan, providing for an increase from 2,990,157 to 3,490,157 in the number of shares of Common Stock issuable thereunder.

          3. To approve an amendment to the Company's Amended and Restated 1995 Employee Stock Purchase Plan, providing for an increase from 400,000 to 700,000 in the number of shares of Common Stock reserved for issuance thereunder.

          4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 18, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Patrick J. Rondeau, Clerk

Westboro, Massachusetts
March 31, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  APPLIX, INC.
                               112 TURNPIKE ROAD
                       WESTBORO, MASSACHUSETTS 01581-2831

                                PROXY STATEMENT

             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 1999

                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applix, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 7, 1999, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company or by voting in person at the Annual Meeting.

     The Company's Annual Report for the fiscal year ended December 31, 1998 is being mailed to stockholders, along with these proxy materials, on or about March 31, 1999.

QUORUM REQUIREMENT

     At the close of business on March 18, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 10,508,910 shares of Common Stock of the Company, constituting all of the outstanding voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares that abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast by the holders of Common Stock is required for the election of directors. The affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock present and voting on the matter is required for the approval of the amendments to the 1994 Equity Incentive Plan and the 1995 Employee Stock Purchase Plan, and the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee that indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or the shares voting on that matter (such as the election of a Class II Director, the approval of the amendments to the 1994 Equity Incentive Plan and the 1995 Employee Stock Purchase Plan, and the ratification of the selection of independent auditors).

BENEFICIAL OWNERSHIP OF VOTING STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1998 (1) by each director, (2) by each of the executive officers named in the Summary Compensation Table set forth below (the "Named Executive Officers"), and (3) by all current directors and executive officers as a group. The Company is not aware of any person or entity that beneficially owns more than 5% of the Company's outstanding Common Stock.

                                                              NUMBER OF SHARES    PERCENTAGE OF
                                                                BENEFICIALLY       OUTSTANDING
                                                                  OWNED(1)       COMMON STOCK(2)
                                                              ----------------   ---------------
Directors
Jitendra S. Saxena(3).......................................      412,216             3.95%
Paul J. Ferri(4)............................................       30,340            *
Alain J. Hanover(5).........................................       43,668            *
David C. Mahoney(6).........................................       20,334            *
Jay Waldron(7)..............................................       49,342

Other Named Executive Officers
Barry Zane(8)...............................................       65,666            *
Patrick J. Scannell, Jr.(9).................................       77,134            *
Craig Cervo(10).............................................       63,174            *
All current directors and executive officers as a group (8
  persons)(11)..............................................      697,219             6.54%

---------------

  * Less than 1%.

 (1) Each person has sole investment and voting power with respect to the shares indicated as beneficially owned, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. In accordance with Securities and Exchange Commission ("SEC") rules, each person listed is deemed to beneficially own any shares issuable upon the exercise of stock options held by him or her that were exercisable on December 31, 1998 or within 60 days after December 31, 1998; any reference in these footnotes to options refers only to such options.

 (2) Number of shares deemed outstanding includes 10,272,640 shares outstanding as of December 31, 1998, plus any shares subject to outstanding stock options held by the person or group in question.

 (3) Includes 159,202 shares subject to stock options held by Mr. Saxena.

 (4) Includes 23,334 shares subject to stock options held by Mr. Ferri.

 (5) Includes 5,000 shares subject to stock options held by Mr. Hanover.

 (6) Comprised of 20,334 shares subject to stock options held by Mr. Mahoney.

 (7) Includes 48,800 shares subject to stock options held by Mr. Waldron.

 (8) Comprised of 64,666 shares subject to stock options held by Mr. Zane.

 (9) Comprised of 77,134 shares subject to stock options held by Mr. Scannell.

(10) Comprised of 63,174 shares subject to stock options held by Mr. Cervo.

(11) Includes a total of 396,989 shares subject to stock options held by the current directors and executive officers as a group.

                              ELECTION OF DIRECTOR

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 2001 Annual Meeting of Stockholders; one Class II Director, whose term expires at this Annual Meeting of Stockholders; and two Class III Directors, whose terms expire at the 2000 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Alain J. Hanover as Class II Director, unless authority to vote for the election of the nominee is withheld by marking the proxy to that effect. Mr. Hanover is currently Class II Director of the Company. Mr. Hanover has indicated his willingness to serve, if elected, but if he should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Proxies may not be voted for a greater number of persons than the number of nominees named herein.

     Set forth below are the names and certain information with respect to each director of the Company, including the nominee for Class II Director.

Class I Directors (holding office for a term expiring at the 2001 Annual
Meeting):

     Mr. Ferri, age 60, has been a director of the Company since its inception in 1983. He has been the managing general partner of Matrix Partners, a venture capital firm, since 1982. Mr. Ferri also serves as a director of BancTec, Inc., TechForce Corp. and VideoServer, Inc.

     Mr. Saxena, age 53, is a founder of the Company and has been a director and Chief Executive Officer of the Company since its inception in 1983. Mr. Saxena has served as Chairman of the Company since April 1997, and served as its President from its inception until April 1997.

Class II Director (holding office for a term expiring at this Annual Meeting; nominated for a term expiring at the 2002 Annual Meeting):

     Mr. Hanover, age 50, has been a director of the Company since July 1992. He has been the President and Chief Executive Officer of InCert Software Corp., a computer software development and distribution company, since October 1997. Mr. Hanover served as Chairman of the Board of Directors and Chief Executive of Viewlogic Systems, Inc., an engineering software company, from 1984 until May 1997.

Class III Directors (holding office for a term expiring at the 2000 Annual Meeting):

     Mr. Mahoney, age 54, has been a director of the Company since October 1992. Mr. Mahoney has been Chief Executive Officer of Dataware Technologies, Incorporated since January 1999. Mr. Mahoney served as President and Chief Executive Officer of Sovereign Hill Software, Inc. from January 1998 to December 1998, when it merged with Dataware Technologies. He served as president of Falcon Group Consulting from May 1997 to January 1998. He has been a director of Banyan Systems, Inc., a networking software company, since 1983. Mr. Mahoney served as Banyan's Chairman of the Board and Chief Executive Officer from 1983 until May 1997.

     Mr. Waldron, age 41, has been a director of the Company since 1997. He has served as President and Chief Operating Officer of the Company since April 1997. Mr. Waldron served as Executive Vice President, Product and Market Development from January 1997 to April 1997, and as Vice President of International Sales from November 1995 to January 1997. Mr. Waldron was employed from November 1993 to

September 1995 by MicroTouch Systems, Inc., a touchscreen devices and software development company, most recently as Vice President of New Business Development.

BOARD AND COMMITTEE MEETINGS

     The standing Audit Committee of the Board of Directors is responsible for reviewing financial reports, accounting procedures and the scope and results of the annual audit of the Company's financial statements. The Audit Committee met once during 1998. The current members of the Audit Committee are Messrs. Saxena, Ferri and Hanover.

     The standing Compensation Committee of the Board of Directors is responsible for reviewing compensation issues and making decisions concerning the compensation (including stock option grants) of the Company's executive officers. The Compensation Committee met once during 1998. The current members of the Compensation Committee are Messrs. Ferri and Mahoney.

     The Board of Directors met five times during 1998, and acted twice by written consent in lieu of a meeting. Each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he then served.

COMPENSATION OF DIRECTORS

     Except as described below, directors of the Company do not receive compensation for their services as directors, but outside directors are reimbursed for expenses incurred in connection with attendance at Board meetings. The Company may in the future adopt a compensation policy for outside directors.

     Each director of the Company who is not an employee of the Company is eligible to receive options pursuant to the 1996 Director Stock Option Plan (the "1996 Director Plan"). Pursuant to the 1996 Director Plan, (1) each outside director received an option to purchase 2,500 shares of Common Stock on May 10, 1996, the date of approval of the 1996 Director Plan by the stockholders of the Company, (2) each outside director initially elected to the Board after the adoption of the plan receives an option to purchase 5,000 shares of Common Stock upon such director's initial election to the Board and (3) each outside director receives an option to purchase 2,500 shares of Common Stock on January 1st of each year so long as he or she continues to serve as a director. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant; become exercisable on the first anniversary of the date of grant (or upon an earlier change in control of the Company), provided the optionee continues to serve as a director of the Company on such date; and expire seven years from the date of grant or 90 days after the optionee ceases to serve as a director.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following Summary Compensation Table sets forth certain information concerning the compensation for each of the last three fiscal years of (1) the CEO of the Company, (2) the three most highly compensated executive officers other than the CEO whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of 1998, and (3) one executive officer who would have been among the four most highly compensated executive officers other than the CEO had he been serving at the end of 1998.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                      AWARDS(2)
                                                   ANNUAL COMPENSATION(1)          ----------------
                                              --------------------------------     NUMBER OF SHARES
                                              FISCAL                               UNDERLYING STOCK
        NAME AND PRINCIPAL POSITION            YEAR       SALARY       BONUS          OPTIONS(3)
        ---------------------------           ------     --------     --------     ----------------
Jitendra S. Saxena..........................   1998      $220,000     $      0          80,000
Chairman and Chief Executive Officer           1997       205,000            0         254,000(4)
                                               1996       195,000      202,832               0
Jay Waldron.................................   1998      $175,000     $      0          60,000
President and Chief Operating Officer          1997       150,000            0         196,000(5)
                                               1996           N/A          N/A             N/A
Craig Cervo.................................   1998      $155,000     $      0          30,000
Vice President, Product Development            1997       143,000            0          97,800(6)
                                               1996       136,000       67,611               0
Barry M. Zane...............................   1998      $150,000     $      0          30,000
Vice President, Technology                     1997       143,000            0          91,000(7)
                                               1996       136,000       67,611               0
Patrick J. Scannell, Jr.....................   1998      $138,214     $      0          30,000
Executive Vice President, Finance and          1997       143,000            0         126,000(9)
Administration, Chief Financial                1996       136,000       67,611               0
Officer and Treasurer(8)

---------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, as the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer in each fiscal year covered.

(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered.

(3) The option grants for 1997 include options originally granted in February 1997, intended to comprise part of the executive officers' overall compensation package for 1997, and grants in December 1997, intended to comprise part of the executive officers' overall compensation package for 1998.

(4) Includes options to purchase an aggregate of 204,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 50,000 shares granted in February 1997 and options for a total of 154,000 shares granted in prior years.

(5) Includes options to purchase an aggregate of 96,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 70,000 shares granted in February 1997 and options for a total of 26,000 shares granted in prior years.

(6) Includes options to purchase an aggregate of 72,800 shares of Common Stock that were granted in April 1997 in replacement of an option for 5,000 shares granted in February 1997 and options for a total of 67,800 shares granted in prior years.

(7) Includes options to purchase an aggregate of 66,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 10,000 shares granted in February 1997 and options for a total of 56,000 shares granted in prior years.

(8) Mr. Scannell was employed by the Company through October 1998.

(9) Includes options to purchase an aggregate of 96,000 shares of Common Stock that were granted in April 1997 in replacement of an option for 20,000 shares granted in February 1997 and options for a total of 76,000 shares granted in prior years.

OPTION GRANTS

     The following table sets forth information regarding the granting of options during 1998 to the Named Executive Officers:

                                                                                         POTENTIAL
                                              INDIVIDUAL GRANTS                      REALIZABLE VALUE
                             ---------------------------------------------------        AT ASSUMED
                                           PERCENT OF                                 ANNUAL RATES OF
                             NUMBER OF       TOTAL                                      STOCK PRICE
                               SHARES       OPTIONS                                  APPRECIATION FOR
                             UNDERLYING    GRANTED TO    EXERCISE                     OPTION TERM(2)
                              OPTIONS      EMPLOYEES     PRICE PER    EXPIRATION    -------------------
EXECUTIVE OFFICER             GRANTED        IN FY       SHARE(1)        DATE         5%         10%
-----------------            ----------    ----------    ---------    ----------      --         ---
Jitendra S. Saxena.........    80,000         10.0%       $3.875       01/01/06     126,201     294,102
Jay Waldron................    60,000          7.5%       $3.875       01/01/06      94,651     220,577
Craig Cervo................    30,000          3.8%       $3.875       01/01/06      47,325     110,288
Barry M. Zane..............    30,000          3.8%       $3.875       01/01/06      47,325     110,288

---------------

(1) Options are incentive stock options, become exercisable over a five-year period and generally terminate three months following termination of the executive officer's employment with the Company or on the expiration date, whichever occurs earlier. The exercise price of each option is equal to the fair market value per share of the Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The grants shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of stock options during 1998 by the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998:

                                                          NUMBER OF SHARES
                          NUMBER OF                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                           SHARES                            OPTIONS AT               IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON      VALUE           FISCAL YEAR-END:              FISCAL YEAR-END(2):
NAME                      EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                     -----------   -----------   --------------------------      -------------------------
Jitendra S. Saxena.....         0        $     0       159,202         280,400        $135,821        $89,248
Jay Waldron............         0              0        48,800         207,200          18,000         42,000
Craig Cervo............         0              0        63,174         100,960         105,700         31,850
Barry Zane.............    10,000         61,450        64,666         100,200          57,264         28,875
Patrick J. Scannell....         0              0        77,134               0         129,495              0

---------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Represents the fair market value of the Common Stock on December 31, 1998 ($3.875 per share), less the option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which throughout 1998 was comprised of two non-employee directors (Messrs. Ferri and Mahoney). The Committee is responsible for determining the salaries of, establishing bonus programs for, and granting stock options to, the Company's executive officers. In making decisions regarding executive compensation, the Committee receives and considers input from the Company's Chief Executive Officer.

     The Committee has three general goals in determining executive compensation. First, the Committee seeks to provide incentive for, and to reward, the attainment of objectives that inure to the benefit of the Company and its stockholders. Second, the Committee seeks to compensate executives in a manner that enables the Company to attract and retain talented executives who can contribute to the success of the Company. Third, the Committee seeks to set the compensation of each executive at a level that it believes is fair, based on both the executive's relative contribution to the Company and the compensation levels of similarly situated executives in comparable companies.

     The Company's executive compensation consists of three principal elements: salary, bonuses and stock option grants.

     In establishing base salaries for executive officers, the Committee considers numerous factors such as the executive's responsibilities, the executive's importance to the Company, the executive's performance in the prior year, historical salary levels of the executive, and the salaries of executives at certain other companies whose business and/or financial situation is similar to that of the Company. To the extent it deems it appropriate, the Committee also considers general economic conditions within the area and within the industry. The base salaries of each of the Company's five executive officers for 1998 represented an approximately 9.1% increase over their base salaries for 1997.

     The Committee believes that it is important to tie a significant portion of the compensation of executive officers to the attainment of corporate success, thus aligning the objectives and rewards of Company executives with those of the stockholders of the Company. For 1998, the Committee established a bonus program for executive officers that was based 50% on operating income goals and 50% on revenues goals. Under this program, each executive officer was assigned a target bonus, which ranged from $50,000 to $150,000 (in the case of Mr. Saxena). If the Company's operating income for 1998 was less than 80% of the operating income in the Company's 1998 operating plan, none of the target bonus would be paid to any executive. If the Company's operating income for 1998 was at least 80% of its targeted operating income, each executive officer would receive such percentage of each portion of his target bonus as was equal to the Company's operating income or revenues as a percentage of target operating income or revenues, as the case may be (e.g., if the Company's operating income was 105% of target operating income, each executive would receive 105% of the portion of his target bonus that was tied to operating income). Based on 1998 performance, no bonuses were paid to any executive officer.

     The Committee also uses stock options as a significant element of the compensation package of executive officers, because it believes options provide an incentive to executives to maximize stockholder value and because they compensate executives only to the extent that the Company's stockholders receive a return on their investment. Moreover, because options granted to executive officers generally become exercisable over a five-year period and terminate upon or shortly after the termination of the executive's employment with the Company, stock options serve as a means of retaining these executives. In determining the total number of shares of Common Stock to be covered by option grants to executive officers in a given year, the Committee takes into account the number of outstanding shares of Common Stock, the number of shares reserved for issuance under the Company's option plan, recommendations of management concerning option grants to employees below executive level, the Company's projected hiring needs for the coming year and the recent performance of the Company. In making individual stock option grants to executives, the Committee considers the same factors considered in the determination of base salary levels, as well as the stock and option holdings of each executive and the remaining vesting schedule of such executive's options.

SECTION 162(M)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), certain executive compensation in excess of $1.0 million paid to the CEO and the four most highly-paid executives of the Company other than the CEO will not be deductible by the Company for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders of the Company. In general, the Company's stock option plans are structured and administered in a manner intended to comply with the performance-based exception to Section 162(m), thus excluding from the Section 162(m) compensation limitation that income recognized by executives pursuant to stock options. The Committee intends to review periodically the potential effect of Section 162(m) and may in the future decide to structure certain other executive compensation programs so that they comply with the performance-based requirements of Section 162(m).

                                          Compensation Committee

                                          Paul J. Ferri
                                          David C. Mahoney

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company between December 9, 1994 (the date the Company's Common Stock commenced public trading) and December 31, 1998 with the cumulative total return of (1) the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Composite Index") and (2) the Standard and Poor's Computer (Software & Services) Index (the "S&P Computer Index"), over the same period. This graph assumes the investment of $100.00 on December 9, 1994 in the Company's Common Stock and on November 30, 1994 in the Nasdaq Composite Index and the S&P Computer Index, and assumes any dividends are reinvested.

                          [PERFORMANCE GRAPH OMITTED]

                                                                                NASDAQ COMPOSITE
                                                      APPLIX, INC.                    INDEX                S&P COMPUTER INDEX
                                                      ------------              ----------------           ------------------
December 9, 1994                                         100.00                      100.00                      100.00
December 30, 1994                                        130.00                      100.00                      100.00
December 29, 1995                                        545.00                      142.00                      140.00
December 31, 1996                                        438.00                      174.00                      218.00
December 31, 1997                                        105.00                      214.00                      304.00
December 31, 1998                                         78.00                      301.00                      551.00

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                           1994 EQUITY INCENTIVE PLAN

     The Company's 1994 Equity Incentive Plan (the "Incentive Plan") currently authorizes awards of restricted stock and grants of incentive and nonstatutory stock options to employees, officers and employee directors of, and consultants and advisors to, the Company and its subsidiaries to purchase up to 2,990,157 shares of the Company's Common Stock. In February 1999, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment (the "Amendment") to the Incentive Plan, providing for an increase from 2,990,157 to 3,490,157 in the number of shares of the Company's Common Stock available for issuance under the Incentive Plan.

     The Board of Directors believes that awards under the Incentive Plan, including stock options, have been and will continue to be an important compensation element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THIS AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE INCENTIVE PLAN

     The Incentive Plan was adopted by the Company's Board of Directors in April 1994, approved by its stockholders in May 1994 and amended in April 1997 and in May 1998. The Incentive Plan will terminate in April 2004, unless earlier terminated according to the terms of the Incentive Plan.

     Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards under the Incentive Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase in favor of the Company of the unvested portion of the Common Stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. As option grants and stock awards under the Incentive Plan are discretionary, the Company cannot now determine the number of options to be granted or awards to be made to any particular executive officer, executive officers as a group, or non-executive officers and employees as a group. The maximum number of shares with respect to which options or restricted stock awards may be granted to any employee under the Incentive Plan in one calendar year may not exceed 65,000 shares of Common Stock.

     The Incentive Plan is administered by both the Board of Directors and its Compensation Committee, which select the persons to whom restricted stock awards and stock options are granted and determine the number of shares of Common Stock covered by each award or option, its purchase price or exercise price, its vesting schedule and (in the case of stock options) its expiration date.

     As of February 28, 1999, 2,551,831 shares of Common Stock were issuable pursuant to stock options outstanding under the Incentive Plan and 264,602 additional shares remained available for future option grants or restricted stock awards under the Incentive Plan. The outstanding stock options generally become exercisable over a five-year period, are nontransferable, and expire either seven or 10 years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment with the Company). To date, no restricted stock awards have been made under the Incentive Plan. As of February 28, 1999, 283 employees of the Company were eligible to receive options or restricted stock awards under the Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Incentive Plan and with respect to the sale of Common Stock acquired under the Incentive Plan.

INCENTIVE STOCK OPTIONS

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option may, however, subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

NONSTATUTORY STOCK OPTIONS

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale.

TAX CONSEQUENCES TO THE COMPANY

     The grant of an award under the Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Incentive Plan, including as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Tax Code.

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                            1995 STOCK PURCHASE PLAN

     The Company's Amended and Restated 1995 Stock Purchase Plan (the "Purchase Plan") provides eligible employees of the Company and certain of its subsidiaries with opportunities to purchase shares of the Company's Common Stock. The Purchase Plan currently authorizes the issuance of up to a total of 400,000 shares of Common Stock to participating employees. In February 1999, the Board adopted, subject to stockholder approval, an amendment to the plan, providing for an increase from 400,000 to 700,000 in the number of shares of the Company's Common Stock available for issuance under the plan.

     The Board believes that the Purchase Plan provides employees of the Company with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock, which the Board believes will help the Company attract and retain employees. ACCORDINGLY, THE BOARD BELIEVES THAT THIS AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

SUMMARY OF THE PLAN

     The Purchase Plan took effect in January 1995 and was approved by the stockholders of the Company in May 1995; it was amended by the Board in October 1996, and amended and restated in February 1999. The Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Tax Code.

     The Purchase Plan is implemented through a series of semiannual offerings. The maximum number of shares available in each offering is 75,000 shares. Offering periods commence on each February 1 and August 1 and terminate on the following July 31 and January 31, respectively. The Purchase Plan will terminate when the maximum number of shares issuable under the Purchase Plan have been purchased by participating employees.

     Any employee, including a director who is an employee, is eligible to participate in an offering if he or she is regularly employed by the Company or a designated subsidiary for more than 20 hours a week and for more than five months in the calendar year, and is employed by the Company or a designated subsidiary prior to enrolling in the Purchase Plan and on the first day of the applicable offering. As of February 28, 1999, a total of 288 of the Company's employees were eligible to participate in the Purchase Plan.

     The price at which employees may purchase Common Stock in an offering is 85% of the closing price of the Common Stock on the Nasdaq National Market on the day the offering commences or on the day the offering terminates, whichever is lower. An employee may elect to have up to 10% of his or her qualifying compensation withheld for the purpose of purchasing stock under the Purchase Plan. On the date an offering commences, each participating employee is deemed to be granted an option to purchase up to the number of shares determined by dividing 12% of such employee's compensation for the immediately prior six-month period by 85% of the fair market value of the Common Stock on the date the offering commences. Unless the participant elects to withdraw from the offering, each participant who continues to be employed by the Company on the date such offering terminates is deemed to have exercised the option and purchased on such date such number of shares (subject to the maximum number covered by his or her option) as may be purchased at the offering price with the amount of his or her payroll deductions. If the total number of shares of Common Stock that would otherwise be purchased in the offering with accumulated payroll deductions exceeds the number of shares available during the offering, the available shares will be allocated on a pro rata basis to participating employees.

     The Board of Directors of the Company may at any time terminate or amend the Purchase Plan, except that no such amendment shall be made without prior approval of the stockholders of the Company if (a) such approval is required by
Section 423 of the Tax Code or (b) such amendment would cause the Purchase Plan to fail to comply with Section 423 of the Tax Code. Upon termination of the Purchase Plan all amounts in the accounts of participating employees shall be promptly refunded.

     Because participation in the Purchase Plan is voluntary, the Company cannot determine the number of shares of Common Stock to be purchased by any Named Executive Officer, by all current executive officers as a group, or by employees, including officers who are not executive officers, as a group. During fiscal 1998, 1,355 shares of Common Stock were acquired under the Purchase Plan by all executive officers as a group; no shares were purchased by any of the Named Executive Officers, by the non-officer directors as a group, or by any associate of any of the directors or executive officers. No one person received 5% or more of the total number of shares acquired under the Purchase Plan in 1998.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the Purchase Plan and with respect to the sale of Common Stock acquired under the Purchase Plan.

TAX CONSEQUENCES TO PARTICIPANTS

     In general, a participant will not recognize taxable income upon enrolling in the Purchase Plan or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

     If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

        (a) 15% of the fair market value of the Common Stock on the Grant Date; and

        (b) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

     Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

     If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

TAX CONSEQUENCES TO THE COMPANY

     The offering of Common Stock under the Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Tax Code.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. PricewaterhouseCoopers has served as the Company's independent auditors since 1993. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

     Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be included in the Company's proxy statement for the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office not later than December 1, 1999.

     Stockholders who wish to make a proposal at the 2000 Annual Meeting -- other than one that will be included in the Company's proxy materials -- must notify the Company no later than February 15, 2000. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by the directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act or written representations from certain persons required to file reports under
Section 16(a) of the Exchange Act that no Form 5 filing was required for such person, the Company believes that during 1998 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                                          By Order of the Board of Directors,

                                          Patrick J. Rondeau, Clerk

March 31, 1999

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  APPLIX, INC.


                  ANNUAL MEETING OF STOCKHOLDERS -- MAY 7, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned, having received notice of the Annual Meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Gary Bouchard and Patrick J. Rondeau, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of Applix, Inc. (the "Company") to be held on Friday, May 7, 1999 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

     In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

     1.   To elect the following individual as Class II Director:

          Alain J. Hanover         FOR  [ ]       WITHHOLD AUTHORITY  [ ]

     2.   To approve an amendment to the Company's 1994 Equity Incentive Plan.

          FOR  [ ]                 AGAINST   [ ]            ABSTAIN   [ ]

     3. To approve an amendment to the Company's Amended and Restated 1995 Stock Purchase Plan.

          FOR  [ ]                 AGAINST   [ ]            ABSTAIN   [ ]


     4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

          FOR  [ ]                 AGAINST   [ ]            ABSTAIN   [ ]

PROXY                                                                      PROXY


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.


                                   ---------------------------------------------
                                   Signature(s)



                                   ---------------------------------------------
                                   Printed Name(s)



                                   ---------------------------------------------
                                   Date






     Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.